PUBLIC SQUARE FUND SERVICES, LLC

ADMINISTRATIVE & COMPLIANCE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 7th of November by and between Public Square Fund Services, LLC, a Delaware limited liability company (the “Administrator”) and Sparrow Capital Management, a _______ on behalf of each of its series set forth on Appendix A hereto (the “Funds”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Administrator is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Appointment of Administrator to Provide Administrative Services.  The Trust desires to employ the Administrator to provide certain administrative and compliance services required by the Fund to manage its operations in accordance with the limitations specified in its Declaration of Trust and in its Prospectus, as from time to time in effect (the "Prospectus"), and in the manner and to the extent as may, from time to time, be approved by the Board of Trustees of the Trust.  The Trust desires to employ and hereby appoints the Administrator to provide certain administrative and compliance services to the Fund.  The Administrator accepts the appointment and agrees to furnish the services for the compensation set forth below.

Administrative Services to Be Provided by Administrator.  Subject to the supervision and direction of the Board of Trustees of the Trust, the Administrator will, either directly or by employing suitable sub-contractors, (a) act in strict conformity with the Trust’s Declaration of Trust, the 1940 Act and the Investment Advisers Act of 1940, as amended, (b) provide administrative services in accordance with the Fund's investment objective and policies as described in its Prospectus, (c) provide continuous registration and maintenance of the Fund’s registration under the Securities Act of 1933, as amended, the 1940 Act and state securities laws and regulations, (d)  preparation of and printing and mailing reports, notices and prospectuses to current shareholders, (e)  provide oversight of custodial services, daily fund account services, transfer agency and shareholder account servicing provided to the Fund by its other service providers, (f)  provide oversight of required insurance for fidelity and other coverage as deemed appropriate by the Board of Trustees of the Trust, and (g) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Fund.  In addition, the Administrator will furnish the Trustees with whatever statistical information the Trustees may reasonably request with respect to ongoing operations of the Funds.

The Administrator will keep the Trustees informed of any service related developments materially affecting the Fund, and will, on its own initiative, furnish the Trustees from time to time with whatever information the Administrator believes is appropriate for this purpose.

Compensation of the Administrator.  In consideration of administrative  and compliance services rendered pursuant to this Agreement, each Fund will pay to the Administrator, as compensation for the services provided by the Administrator and its agents under this Agreement, a fee as set forth in Appendix B.

In the event of the termination of this Agreement, the fee provided for in this Appendix B shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

Standard of Care; Limitation of Liability.  The Administrator will exercise its best judgment in rendering the services described in paragraph 2 above.  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement.  Any person, even though an officer, director, employee, or agent of the Administrator, who may be or become an officer, trustee, employee or agent of the Fund, will be deemed, when rendering services to the Fund, to be rendering such services to, or acting solely for, the Fund and not as an officer, director, employee or agent, or one under the control or direction of the Administrator, even though paid by it.

Duration and Termination of this Agreement.  This Agreement shall remain in force for an initial term set forth in Appendix B, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Administrator or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund.  The aforesaid requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, on sixty (60) days, written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, or by the Administrator.  This Agreement shall automatically terminate in the event of its assignment or in the event of the assignment of the Investment Advisory Agreement in place between the Trust and such Fund’s investment adviser as of the date of this Agreement.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions, as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

Amendment of this Agreement.  No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

Notice.   Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Administrator at:

Public Square Fund Services, LLC

238 Public Square, Suite 200

Franklin, TN 37064

Attn:  Michael Tuohey

To the Trust and the Funds at:

Sparrow Capital Management

211 North Broadway

Suite 280

St. Louis, MO 63102

with a copy to:

Legal Council

Governing Law.  This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

Miscellaneous.   Neither the holders of Shares of the Fund nor the Trustees shall be personally liable hereunder.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Trust Name

By:

Name:  Gerald Sparrow

Title:

 President

Public Square Fund Services, LLC

By:

Name:  Michael Tuohey

Title:

   President

APPENDIX A

Sparrow Funds(all classes)

APPENDIX B

Pursuant to this Agreement, Sparrow Funds agrees to pay to Public Square Fund Services, LLC $750.00 per month for Administrative Services as set forth in Paragraph 2 of this Administrative and Compliance Services Agreement.

The term of this initial agreement shall last for 12 months beginning December 1, 2013 and ending November 30, 2014.

Sparrow Funds and Sparrow Capital Management

By:

/s/Gerald Sparrow

Name:  Gerald Sparrow

Title:

  President

Franklin Fund Services, LLC

By:

/s/J. Michael Tuohey

Name:  J. Michael Tuohey

Title:

   President